                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------


     THIS ASSET PURCHASE AGREEMENT is made and entered into this ____ day of March, 2001, by and among:


                        JOHN MARSHALL LAW SCHOOL, INC.,
                   a Delaware corporation, (the "Purchaser")

                                      and

                           JOHN MARSHALL LAW SCHOOL,
             a Georgia not-for-profit corporation, (the "Seller")



                             W I T N E S S E T H:
                             - - - - - - - - - -


     WHEREAS, the Seller is the owner of certain assets used in its business of providing legal education and related services; and

     WHEREAS, the Purchaser desires to purchase certain of the assets of the Seller, and the Seller desires to sell such assets, all upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and sale of the property aforementioned, it is hereby agreed as follows:

     1.  PURCHASE AND SALE OF ASSETS; CLOSING.
         -------------------------------------

         (a) Purchase and Sale. Upon the terms and subject to the conditions
             -----------------
hereinafter set forth, the Seller hereby agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller all of the operating assets used by the Seller in connection with its business of providing legal education and related services (the "Subject Business"), including but not limited to the name, student lists, accounts receivable, service contracts, property, leases, options to purchase property, equipment, libraries, furniture, fixtures, inventory, rights to software programs and documentation, printed forms, signs, marketing material, rights to existing telephone numbers, cash in banks, deposits from customers/clients and/or others, patents, patents pending, trade secrets, copyrights, trade names, trade marks, logos, advertising work, contract rights, drawings, production computer and related software and documentation, licenses, permits, inventions, processes, books, records, goodwill and other proprietary rights or tangible or intangible assets used in connection with the Subject Business, including without limitation the assets set forth on Exhibit A (collectively, the "Assets"); but excluding, if applicable, the Excluded Assets as hereinafter defined.

     (b) Excluded Assets. The assets being purchased and sold hereunder shall
         ---------------
not include any vehicles and other items, if any, identified on Exhibit B to this Agreement (collectively, the "Excluded Assets").

     (c) Procedure for Closing.
         ---------------------

         (i) The closing of the transactions contemplated by this Agreement (the "Closing") shall be held on March___, 2001 (or such earlier date as shall be determined by the Purchaser, upon providing the Seller with at least 20 days advance notice), at the offices of _____________________, or at such other place or time as the parties to this Agreement may agree [but in no event later than March 31, 2001] (the "Closing Date").

         (ii) At the Closing, in accordance with the terms of this Agreement, the Seller shall deliver to the Purchaser a bill or bills of sale, assignments and all other instruments necessary or appropriate in the opinion of counsel to the Purchaser to convey all right, title and interest in or to the Assets to the Purchaser and to effectuate the terms of this Agreement, and the Purchaser shall deliver the consideration for the purchase of the Assets as provided in Section 2 of this Agreement.

     (d) Closing Costs. The Seller shall be responsible for and shall pay all
         --------------
the fees, taxes (including sales taxes), expenses and other costs, including any documentary or intangible taxes or stamps, on any documents required to effect transfer of title to the Assets, or any other item or amount required to be paid on account of or in connection with the transfer of title to the Assets and the payment of consideration therefor pursuant to this Agreement.

     2.  PURCHASE PRICE; ASSUMPTION OF LIABILITIES
         -----------------------------------------


         (a) Purchase Price. In consideration of the purchase, sale, conveyance,
             --------------
transfer and delivery of the Assets, and upon the terms and subject to the conditions of this Agreement, the Purchaser shall pay to the Seller an amount equal to (i) JMLS's Net Cash Flow for the twelve (12) months prior to the date that Argosy delivers notice of its intent to exercise it option under the Option Agreement by the buyer, multiplied by (ii) five (5) less the amount of the Assumed Liabilities, if any, and less any outstanding amounts due to Argosy by JMLS under the terms of the Loan Agreement or the Management Agreement (the "Purchase Price"). Notwithstanding the foregoing, the minimum Purchase Price shall be $100,000.

         (b) Payment of Purchase Price. The Purchase Price shall be paid as
             -------------------------
follows:

         i. $100,000 shall be paid in cash at the Closing designated for the JMLS Scholarship Fund.

         ii. Remainder of the Purchase Price (if any) shall be paid in cash within 90 days of the Closing Date.


         (c) Assumption of Liabilities. At the Closing, as additional
             -------------------------
consideration for the sale, conveyance, transfer and delivery of the Assets, the Purchaser shall assume and become obligated for, commencing and effective from the Closing Date, the Assumed Liabilities, but shall not and does not assume any Excluded Liabilities. The assumption of the Assumed Liabilities will occur only to the extent that after such assumption, such liabilities are on terms and subject to conditions no less favorable to the Purchaser than the terms and conditions thereof as of the date of this Agreement. The Excluded Liabilities shall remain the sole obligation of the Seller. For the purposes of this Agreement, the term *Assumed Liabilities* shall mean the liabilities set forth on Exhibit C to this Agreement, and the *Excluded Liabilities* shall mean all liabilities and obligations of the Seller other than the Assumed Liabilities.

         (d) Allocation of Purchase Price. The Purchaser and the Seller agree
             ----------------------------
that the Purchase Price shall be allocated among the Assets in such manner as the parties shall agree, as set forth on Exhibit D hereto. Neither party will take a position contrary to such Exhibit for state or federal income tax purposes except to the extent required by Section 1060 of the Internal Revenue Code of 1986, as amended.

         (e) Net Cash From Operations. For purposes of this Asset Purchase
             ------------------------
Agreement the term *Net Cash Flow From Operations* shall be an amount equal to the School*s revenues generated by the School providing legal services to students (not including donations and grants) less all expenses incurred in connection with providing such services, including capital expenditures and applicable taxes as determined on a cash basis.


     3.  REPRESENTATIONS AND WARRANTIES OF THE SELLER.
         ---------------------------------------------

         The Seller hereby represents and warrants to the Purchaser the following:

         (a) Organization and Standing. The Seller is a not-for-profit
             -------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to carry on its business as it is now being conducted. The Seller has previously delivered to the Purchaser a true and complete copy of (i) its Articles of Incorporation, and all amendments thereto to date, certified by the Secretary of State of the State of Georgia not more than five days prior to such delivery, and (ii) its by-laws, as then in effect, certified by the Secretary of the Seller. The addresses of the Seller set forth on Exhibit E hereto are the only locations where any of the Assets are located and the trade name(s) listed on Exhibit E is
(are) the only trade name(s) under which the Seller has operated in the five (5) years preceding the date of this Agreement.

         (b) Qualification to do Business. The Seller is subject to no material
             ----------------------------
liability, and will not become subject to any material liability, by reason of its failure to qualify to do business as a foreign corporation in any state.

         (c) Subsidiaries. The Seller has no subsidiaries.
             -------------

         (d) Authority Relative to this Agreement. The execution, delivery and
             ------------------------------------
performance of this Agreement by the Seller have been duly authorized by the Board of Directors and/or Trustees of the Seller. No further corporate or other action is necessary on their part to make this Agreement valid and binding upon the Seller and enforceable against each of them in accordance with the terms hereof or to carry out the transactions contemplated hereby.

         (e) No Violations. The execution, delivery and performance of this
             -------------
Agreement by the Seller do not and will not: (i) constitute a breach or a violation of the Seller's Articles of Incorporation or by-laws, or of any material law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other material instrument to which the Seller is a party or by which either of them is bound; (ii) constitute a violation of any material order, judgment or decree to which the Seller is or by which any of them is bound or by which any of the Seller's assets or properties are bound or affected; or (iii) result in the creation of any lien, charge or encumbrance upon any of the Seller's assets or properties.

         (f) Title to Assets; Absence of Undisclosed Liabilities. The Seller
             ---------------------------------------------------
has good, valid and marketable title to all of the Assets, and the Assets are subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge or other liability (whether accrued, absolute, contingent or otherwise), whether or not such liabilities are customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles. In addition, there are no facts in existence on the date hereof that might reasonably serve as the basis for the Assets becoming subject to any liability or obligation.

         (g) Litigation. The Seller is not a party to any material litigation,
             ----------
proceeding or administrative investigation, nor is any such proceeding pending or threatened against the Seller, its assets or properties or the transactions contemplated by this Agreement; there is no outstanding order, writ, injunction or decree of any court, government or governmental authority against or affecting the Assets, and no basis is known for any such litigation, proceeding or investigation which might have a material adverse effect, financial or otherwise, on the assets or properties of the Seller or on the Seller's business.

         (h) Condition of Tangible Property; Accounts Receivable. The Assets
             ---------------------------------------------------
which constitute tangible property are in good operating condition and repair in all material respects and are in the possession of the Seller.

         (i) Leases. Attached hereto as Exhibit F is a true and correct list
             ------
of all leases under which the Seller is lessor or lessee of any real or personal property. Copies of all such written leases have been delivered to the Purchaser prior to the execution of this Agreement. Except as set forth on Exhibit F, each lease set forth in such exhibit is in full force and effect, all rents and additional rents due to date on such lease have been paid; in each case, the lessee has been in peaceful possession since the commencement of the original term of such lease and neither the lessee nor any lessor is in default thereunder; there exists no waiver, indulgence, or postponement of the lessee's obligations thereunder granted by the lessor, nor of the lessor's obligations by lessee; there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition would become a default by the lessee (or any lessor) under any such lease. The Sellers are not in violation of any of the material terms or conditions under any such lease, and all of the covenants to be performed by the lessee and lessor under such lease have been performed in all material respects.

         (j) Taxes. The Seller has prepared and filed in a timely manner, all
             -----
federal, state and local tax returns and reports as are and have been required to be filed relative to the operation of the Seller's business, which returns were prepared on a basis consistent with the financial statements of the business, and all taxes shown thereon to be due have been paid in full. No accrued and unpaid taxes relative to the operation of the Seller's business of any type exists, no tax liens are in effect on any of the Assets and no formal claims for unpaid taxes have been asserted against the Seller or the Assets.

         (k) Contracts and Commitments. Except as disclosed on Exhibit G to
             -------------------------
this Agreement, the Seller is not a party to any contracts, agreements or commitments, written or oral, of any nature (including employment or consulting agreements, mortgages, loans, deeds of trust, indentures, credit and collective bargaining agreements) that affect the Assets and which in any case extend beyond one year or create a liability in excess of $5,000. The Seller is in compliance with all of the material terms of all such contracts, agreements and commitments to which it is a party or by which any of its assets or properties is bound, and there is no material default under any of them.

         (l) Rights to Software.
             ------------------

             (i) With respect to the software identified on Exhibit H (the "Owned Software"), the Seller owns the entire right, title and interest thereto and all proprietary rights therein, all portions thereof have been developed by the Seller. The Owned Software and all portions thereof do not infringe any patents, copyrights, trade secrets or other proprietary rights of any third parties and the Seller has no any reason to believe that any such infringement or claims thereof could be made by any third party.

             (ii) With respect to the software identified on Exhibit I (the "Licensed Software"), the Seller has sufficient rights therein and sufficient interest in the proprietary rights relating thereto to enable the Seller to distribute and sublicense the Licensed Software to its customers/students in the ordinary course of business and to fulfill its obligations of sublicenses of the Licensed Software that have previously been granted by the Seller. The Licensed Software and all portions thereof do not infringe any patents, copyrights, trade secrets or other proprietary rights of any third parties and the Seller has no reason to believe that any such infringement or claims thereof could be made by any third party. The rights granted to sublicense and distribute the Licensed Software are fully assignable to the Purchaser subject only to the consent of the Licensor of the Licensed Software.

         (m) Employee Benefits. Except as set forth in Exhibit J to this
             -----------------
Agreement, the Seller does not have in force any bonus, stock option, employee welfare, pension or profit sharing plan or any other written or oral employee benefit arrangement, agreement or understanding. Each such plan, agreement or understanding which constitutes an employee welfare, pension or profit sharing plan, if any, has been operated substantially in accordance with its provisions and in compliance with the rules and regulations applicable to such plan, trust or agreement, including but not limited to rules, regulations and reporting requirements promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation, and the Department of Treasury pursuant to the Employment Retirement Income Security Act of 1974 ("ERISA") or the Internal Revenue Code and the Equal Employment Opportunity Commission pursuant to the Age Discrimination in Employment Act. There is no material accumulated funding deficiency within the meaning of ERISA or any liability (including but not limited to any withdrawal liability) to any such plan, trust or agreement, or to the Pension Benefit Guaranty Corporation established under ERISA in connection with any such plan, trust or agreement. There has been no prohibited transaction (as defined in Section 4975 of the Internal Revenue Code and as defined in Section 406 of ERISA) by any such plan, trust or agreement, or by any trustee or administrator thereof, that would subject the Seller or any such plan, trust or agreement, or any party dealing with any such plan or agreement, to any tax or penalty on prohibited transactions imposed by said Section 4975, nor has there been any failure to comply with the provisions of Title I of ERISA that would subject the Seller, or any such plan, trust or agreement, any trustee or administrator thereof, or any party dealing with such plan, trust or agreement to any fine, penalty, tax or liability.

         (n) Trade Names, Copyrights, Trademarks, Etc. Attached as Exhibit K to
             ----------------------------------------
this Agreement is a summary of all trade names and trademark registrations and applications therefor, licenses (including without limitation software licenses), franchises, copyrights, patents, patent applications, inventions and other assets of like kind, whether domestic or foreign, any interest in which is owned by the Seller or registered in its name. The Seller possesses licenses or other rights to use (without payment of royalties, except for royalties specifically detailed on Exhibit K) all trade names, trademarks, copyrights, patents, inventions and processes used in the conduct of its business; and the use of such trade names, trademarks, copyrights, inventions and processes does not conflict with any rights of others.

         (o) Financial Statements. Attached to this Agreement as Exhibit L
             ---------------------
are financial statements of the Seller dated as of December 31, 2000 which statements: (i) include the Seller's balance sheet as of December 31, 2001, and income statement for the period ended December 31, 2001; (ii) are in accordance with the books and records of the Seller; (iii) are true and accurate statements and fairly set forth the financial condition and results of operations of the Seller; (iv) have been prepared in accordance with recognized accounting principles which have been applied on a consistent basis; and (v) contain and reflect all necessary adjustments for a fair presentation of the financial condition and results of operations for the periods covered by the statements.

         (p) Insurance. The Sellers maintain policies of fire, casualty,
             ---------
liability, use and occupancy, products liability and other insurance covering all of the assets of the Subject Business and all risks, in amounts customarily obtained by businesses similarly situated.

         (q) Absence of Certain Changes or Events. Other than as disclosed in
             ------------------------------------
exhibits to this Agreement and other than in the ordinary course of its business or in connection with effecting the transactions contemplated by this Agreement, since December 31, 2001, the Seller has not:

             (i) experienced any change in its financial condition, assets, liabilities, results of operations or business, any of which has been materially adverse;

             (ii) granted any increase in the compensation payable or to become payable by it to any of its officers, directors, employees or agents or granted any bonus, pension or other similar payment or arrangement made to or with any such individuals;

             (iii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its properties or business;

             (iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), except current liabilities in the ordinary course of business;

             (v) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance (other than the lien of taxes and liens of mechanics and materialmen not yet due and payable) any of its assets or properties;

             (vi) transferred or leased any of its assets or properties other than in the ordinary course of business;

               (vii) canceled or compromised any debt or claim (except for adjustments made with respect to contracts for the purchase of supplies or for the sale of products which in the aggregate are not material);

               (viii) waived or released any right of material value;

               (ix) transferred or granted any material right under any material lease, license, agreement, patent, invention, trademark, trade name or copyright or with respect to know-how or any other intangible asset;

               (x) suffered any operating loss in excess of $15,000.00 or material other loss;

               (xi) made or entered into any contract or commitment to make any capital expenditure in excess of $10,000 in the aggregate;

               (xii) experienced any strike or labor trouble materially affecting its business or prospects;

               (xiii) made any amendment to or terminated any contract, license or other agreement to which it is a party other than in the ordinary course of business; or

               (xiv) experienced any other event or condition of any character which has materially and adversely affected its business or may do so in the future.

         (r)   Compliance With Applicable Laws. The conduct of its business by
               -------------------------------
the Seller and the closing of the transactions contemplated by this Agreement do not violate or infringe any material federal, state, local or foreign law, statute, ordinance, license or regulation including without limitation any and all laws, ordinances and regulations regulating the discharge of pollutants, wastes and hazardous substances into the environment, or the release or discharge of such substances into the ground water, surface water, air or soil, that is presently in effect or that to the knowledge of the Seller is proposed to be adopted. Such conduct and closing do not violate or infringe any right or concession, copyright, trademark, trade name, patent, know-how or other proprietary right of others, the enforcement of which would materially and adversely affect the Subject Business or the value of the Assets. The Seller has and has maintained all material licenses and permits required by all local, state and federal authorities and regulating bodies.

         (s) Approvals and Consents. Except as set forth on Exhibit M, no
             ----------------------
consent, approval or authorization is required in connection with the execution or delivery of this Agreement by the Seller or the consummation of the transactions contemplated hereby.

         (t) Accounts Receivable. All of the accounts receivable reflected in
             --------------------
the Seller's balance sheet as of December 31, 2000 and all accounts receivable created thereafter up to and including through the completion of the Closing on the Closing date are and will be bona fide accounts receivable and have been collected in full or are or will be collectible in full (less any reasonable reserve for doubtful accounts).

         (u) Inventories. The inventories of the Seller are carried on the
             -----------
books of the Seller and have been accounted for at the lower of cost or market in accordance with recognized accounting principles consistently applied. All such inventories are in good and marketable condition and suitable for sale to the Seller's customers/clients in the regular course of business at currently prevailing market prices. None of the inventories are subject to damage of any type that would materially and adversely affect their marketability at currently prevailing market prices.

         (v) Compensation. Attached as Exhibit N to this Agreement is a
             -------------
schedule showing the name, position, annual salary rate and compensation received during the most recent 12 months (including bonuses and sales commissions) for each employee of the Seller.

         (x) Customers/Clients; Suppliers. There has been no termination,
             ----------------------------
cancellation, limitation, modification or change since December 31, 2000 in the business relationship of the Seller with any customer/client or group of customers/clients or supplier or group of suppliers whose purchases or sales, as the case may be, individually or in the aggregate accounted for more than five percent of aggregate gross revenues or purchases for the previous or current fiscal year of the Seller.

         (y) No Undisclosed Changes. The representations and warranties made by
             ----------------------
the Seller pursuant to Sections 3(a) through 3(x) of this Agreement are and will be true and complete as of not only the date of this Agreement, but also as though again made on the Closing Date, except to the extent that such representations and warranties are incorrect as of such later date by reason of events occurring after the date of this Agreement in compliance with the terms hereof.

         (z) Disclosure. No representation or warranty made by the Seller in
             ----------
this Agreement, the exhibits hereto or any of the documents and papers required to be delivered pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.
         -----------------------------------------------

         The Purchaser hereby represents and warrants the following:

         (a) Organization and Standing. The Purchaser is a corporation duly
             -------------------------
organized, validly existing and in active status under the laws of the State of Illinois and has the corporate power and authority to carry on its business as it is now being conducted.

         (b) Authority Relative to this Agreement. The execution and delivery
             -------------------------------------
of this Agreement by the Purchaser has been duly authorized by the Board of Directors of the Purchaser and no further corporate action is necessary on its part to make this Agreement valid and binding upon the Purchaser and enforceable against the Purchaser in accordance with the terms hereof or to carry out the actions contemplated hereby.

         (c) Approvals and Consents. No additional consent, approval or
             ----------------------
authorization is required in connection with the execution or delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.

     5.  COVENANTS OF THE SELLER.
         -------------------------

         The Seller hereby covenants to the Purchaser the following:

         (a) Conduct of the Business Until Closing. Except as the Purchaser may
             -------------------------------------
otherwise consent in writing, between the date of this Agreement and the Closing Date, the Seller will:

             (i) operate the business of the Seller only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use their best efforts to preserve the value of Seller's present business and assets; keep available the services of its present officers and employees; preserve the present business relationships with vendors, customers/clients, employees and others having business dealings with the

     Seller; not take any steps inconsistent with the ordinary course of business which, if taken, would adversely affect the value of the assets or the business; and continue to service customer/client needs in the ordinary course of business;

               (ii) neither enter into any transaction, take any action nor fail to take any action which would, or could reasonably be expected to, materially adversely affect the Seller or its ability to perform its obligations under this Agreement; encumber any of the assets or properties of the Seller, either individually or collectively; or dispose of any of the Assets of the Seller, except in the ordinary course of business;

               (iii) neither enter into any transaction, take any action nor fail to take any action, in a manner which would, or could reasonably be expected to, result in any of the representations, warranties, disclosures, agreements or covenants of the Seller contained in this Agreement, the exhibits hereto or any document delivered in connection with the consummation of the transactions contemplated hereby, not to be true and complete in all material respects, as of the time of such transaction, action or failure to take action, and also on the Closing Date, to the same extent that any such representation, warranty, disclosure, agreement or covenant is true and complete in all material respects as of the date of this Agreement;

               (iv) maintain all the Assets in good condition and repair, reasonable wear and tear excepted;

               (v) neither pay off any note payable to nor make any payment to any officer or director of the Seller, except for those sums paid as regular compensation to the officers and directors.

         (b)   Corporate Action; Approvals and Consents. The Seller will take
               -----------------------------------------
all corporate and other action and use their best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by any of them in order to effectuate the consummation of the transactions contemplated hereby.

         (c)   Compliance with Laws. The Seller shall comply with all laws of
               --------------------
each state whose laws the Purchaser determines may apply to the transactions contemplated by this Agreement, including without limitation cooperating with the Purchaser in providing notice of the transactions contemplated hereby to any such states and complying with any applicable waiting periods required by the tax laws of any such states.

          (d) Removal of Liens. Between the date of this Agreement and the
              ----------------
Closing, the Seller shall satisfy or otherwise terminate or obtain releases of any and all liens, encumbrances and charges affecting any of the Assets, including without limitation all existing UCC-1 filings.

          (e) Advice of Changes. Between the date of this Agreement and the
              -----------------
Closing, the Seller will promptly advise the Purchaser in writing of any fact which, if existing or known at the date of this Agreement, would have been required to be set forth in or disclosed pursuant to this Agreement.

          (f) Other Transactions Prohibited. During the term of this Agreement,
              -----------------------------
neither the Seller nor any of its officers, directors, or employees will enter into any written or oral agreements providing for the sale, lease or mortgage of the Assets, or other ownership interests of the Seller.

          (g) Access to Properties and Records, Etc.
              --------------------------------------

              (i) Between the date of this Agreement and the Closing, upon reasonable notice, the Seller will provide to the Purchaser and its counsel, accountants and other representatives full access during normal business hours for inspection of all of the Assets, properties, personnel, books, minute books, tax returns, contracts, commitments, invoices, blueprints and records of the Seller, and will furnish to the Purchaser all such additional documents (certified if requested) and information with respect to the affairs of the Seller as the Purchaser or its counsel or accountants may from time to time reasonably request, to the extent the foregoing relate to the subject matter of this Agreement. All such books, minute books, tax returns, contracts, commitments, documents and records of the Seller will be complete and correct as of the date of any inspection by or delivery to the Purchaser or its representatives of such items.

              (ii) At all times after the Closing Date, the Seller shall maintain all records relating to the subject matter of this Agreement not otherwise delivered to the Purchaser at the Closing. Such records shall not be altered, destroyed, disposed of, or changed to a medium other than the original without the prior written consent of the Purchaser. In addition, at all times after the Closing Date, the Seller will provide to the Purchaser and its counsel, accountants and other representatives, after reasonable notice, full access during normal business hours to all such records.

          (h) Service Contracts. Between the date of this Agreement and the
              ------------------
Closing, the Seller shall use its best efforts to consult in good faith with the Purchaser relative to any new service contracts that it may enter into or any existing service contracts the term of which may be extended and in connection therewith afford the Purchaser an opportunity to review in advance and comment upon the forms of such service contracts. The Seller agrees that, without the consent of the Purchaser, no new service contract shall extend for longer than twelve months and no extension of any existing service contract shall be for a period greater than twelve months.

          (i) Efforts to Compromise Assumed Liabilities. Between the date of
              -----------------------------------------
this Agreement and the Closing, the Seller shall use its best efforts to reach compromised settlements with each creditor of the Seller represented by the Assumed Liabilities. Any such compromised settlement shall be on terms satisfactory to the Purchaser, shall be for the benefit of the Purchaser and shall not result in any adjustment to any of the cash payments required to be made by the Purchaser as part of the purchase price.

     6.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER.
          ---------------------------------------------------------

          The obligations of the Purchaser under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (the fulfillment of any of which may be waived in writing by the Purchaser):

          (a) Accuracy of Representations and Warranties. The representations,
              ------------------------------------------
warranties and statements of the Seller contained in this Agreement, all exhibits hereto and any documents delivered in connection herewith shall not only have been true and complete as of the date of this Agreement but shall also be true and complete as though again made on the Closing Date, except to the extent that such representations and warranties and statements are incorrect as of such later date by reason of events occurring after the date of this Agreement in compliance with the terms hereof.

          (b) Compliance. The Seller shall have performed and complied with all
              ----------
agreements, covenants and conditions required by this Agreement and all exhibits hereto to be performed and complied with by each of them at or prior to the Closing.

          (c) No Material Adverse Change Prior to Closing. Seller shall not
              -------------------------------------------
have suffered any material adverse change in the Assets or the Subject Business or the results of operation thereof, nor shall there have occurred any event that has had or is reasonably expected to have a materially adverse effect on the Assets or the Subject Business or the results of operation thereof.

          (d) Consents and Waivers. Purchaser shall have received a true and
              --------------------
correct copy of each consent and waiver required (1) for the assignment of the intellectual property, licenses, permits and other contracts included as part of the Assets and (2) for the execution of this Agreement and the consummation of the transactions contemplated hereby.

          (e) Good Standing Certificate; Certified Copy of Articles. The
              ------------------------------------------------------
Purchaser shall have received a certificate executed by the Secretary of State of the State of Georgia dated within 10 days prior to the Closing Date certifying that the Seller is a corporation in good standing under the laws of the State of Georgia and a certificate executed by the Secretary of State of the State of Georgia dated within 10 days prior to the Closing Date certifying to a true and complete copy of the Seller's Articles of Incorporation.

          (f) Certificate. The Purchaser shall have received a certificate
              -----------
executed by the President of the Seller, attested to by the Secretary of such corporation under its corporate seal, dated the Closing Date, satisfactory in form and substance to the Purchaser and its counsel, certifying as to:

              (i) the fulfillment of the matters set forth in Sections 6(a) through 6(d) of this Agreement,

              (ii) the resolutions adopted by the Board of Directors of the Seller approving the execution of this Agreement and the consummation of the transactions contemplated hereby; and

              (iii) the incumbent officers of the Seller and the authenticity of the signatures of each.

          (g) Instruments of Transfer. The Seller shall have delivered to the
              -----------------------
Purchaser such bills of sale, endorsements, assignments, licenses and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably necessary or appropriate to vest in the Purchaser all of the Seller's right, title and interest in and to the Assets, free and clear of all liens, charges, encumbrances, pledges or claims of any nature, all in form and substance satisfactory to counsel to the Purchaser.

          (h) Opinion of Seller's Counsel. The Purchaser shall have received an
              ---------------------------
opinion of counsel to the Seller, dated the Closing Date, satisfactory in form and substance to the Purchaser and its counsel, to the effect of that set forth in Exhibit O.

          (i) Litigation. There shall not be any litigation or proceeding to
              -----------
restrain or invalidate the consummation of the transactions contemplated hereby, the defense of which would, in the sole discretion of the Purchaser, involve expense to the Purchaser or a lapse of time that would be materially adverse to its interests with respect hereto.

          (j) Termination of Financing Statements. No financing statements
              -----------------------------------
shall be of record with any state or any subdivision thereof, or in the public records of any county thereof, with respect to any of the Assets. The Seller shall have furnished evidence satisfactory to counsel to the Purchaser of the termination of any such filings previously on record with respect to any of the Assets but if any such financing statements shall be of record with any state or any subdivision thereof or of any other state or in the public records of any county thereof, with respect to the Assets, the Seller shall deliver termination statements, releases or other documents satisfactory to counsel to the Purchaser which will be effective upon recording or filing to terminate or release all such filings of record with respect to the Assets.

          (k) Sales Taxes, Etc. The Purchaser shall have been furnished with a
              ----------------
receipt from the appropriate taxing authority or agency of each state where its conducts business showing that all sales taxes, corporate franchise tax and all business personal property taxes imposed or interest and penalties levied against the Seller pursuant to applicable law have been paid in full as of the Closing Date or, in the alternative, the Purchaser shall have been furnished with a certificate from such authority or agency stating that no such taxes, interest or penalties are due.

          (l) Articles of Amendment. The Purchaser shall have received an
              ---------------------
executed copy of Articles of Amendment of Seller's Articles of Incorporation changing the name of the Seller to a name which does not include any names the rights to which are being transferred to the Purchaser in connection with the Closing, for filing with the applicable state agency responsible for corporate filings.

     7    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER.
          -----------------------------------------------------

          The obligations of the Seller under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (the fulfillment of any one of which may be waived in writing by such parties):

          (a) Accuracy of Representations and Warranties. The representations
              ------------------------------------------
and warranties and statements of the Purchaser contained in this Agreement shall not only have been true and complete on the date of this Agreement and when made but shall also be true and complete as though again made on the Closing Date, except to the extent that they are incorrect as of the Closing Date by reason of events occurring after the date of this Agreement in compliance with the terms hereof.

          (b) Compliance. The Purchaser shall have performed and complied with
              ----------
all agreements, covenants and conditions required by this Agreement and all exhibits hereto to be performed and complied with by it at or prior to the Closing.

          (c) Certificate of the Purchaser.  The Seller shall have received a
              -----------------------------
certificate executed by the President of the Purchaser and attested to by its Secretary under its corporate seal, dated the Closing Date, certifying as to:

              (i) the fulfillment of the matters mentioned in Sections 7(a) and 7(b) of this Agreement, and

              (ii) the resolutions adopted by the Board of Directors of the Purchaser approving the execution of this Agreement and the consummation of the transactions contemplated hereby.

     8    INDEMNIFICATION.
          ---------------

          (a) General - Indemnifications by the Seller. The Seller agrees to
              ----------------------------------------
indemnify and hold harmless the Purchaser in respect of any and all claims, losses and expenses which may be incurred by the Purchaser arising out of:

              (i) any material breach by either the Seller of any of the representations, warranties, covenants or agreements made by any or either of them in this Agreement, the exhibits hereto or any document or paper delivered in connection with the transactions contemplated hereby;

              (ii) any attempt (whether or not successful) by any person to cause or require the Purchaser to pay or discharge any debt, obligation, liability or commitment of the Seller not expressly assumed by the Purchaser;

              (iii) any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this
     Section 8, including reasonable fees and disbursements of counsel (before and at trial, in bankruptcy proceedings and in appellate proceedings).

          (b) Claims for Indemnification. Whenever any claim shall arise for
              --------------------------
indemnification under this Section 8, the Purchaser shall notify the party or parties (as the case may be) against whom indemnification is sought (whether one party or more, the "Indemnifying Party") in writing by certified mail of the facts constituting the basis for such claim. Such notice shall specify all facts known to the Purchaser giving rise to such indemnification right and the amount or an estimate of the amount of the liability arising therefrom. The right to indemnification hereunder and the amount or the estimated amount thereof, as set forth in such notice, shall be deemed agreed to by the Indemnifying Party unless, within 15 days after the receipt of such notice, the Purchaser is notified in writing that the Indemnifying Party disputes the right to indemnification as set forth or estimated in such notice.

          (c) Right to Defend; Third-Party Claims, Etc.
              ----------------------------------------

              (i) If the facts giving rise to any such indemnification right shall involve any actual or threatened claim or demand by any third party against the Purchaser or any possible claim by the Purchaser against any third party, such claim by or against a third party shall be referred to as a "Third-Party Claim." If the Indemnifying Party gives the Purchaser an agreement in writing, in form and substance reasonably satisfactory to counsel to the Purchaser confirming the agreement to indemnify and save the Purchaser harmless from all costs and liability arising from any Third-Party Claim, the Indemnifying Party may at its own expense undertake full responsibility for the defense or prosecution of such Third-Party Claim and may contest or settle it on such terms as it may choose. If the Indemnifying Party fails to deliver such an agreement of indemnity to the Purchaser:

                  (1) the Indemnifying Party at its own expense may nevertheless participate with the Purchaser in the defense or prosecution of the Third-Party Claim and in any and all settlement negotiations relating thereto, and

                  (2) the Purchaser may contest or settle the Third-Party Claim on such terms at it may choose, although the Purchaser shall not reach a settlement until it has consulted in good faith with the Indemnifying Party.

Any such participation shall not relieve the Indemnifying Party of its obligations to indemnify the Purchaser under this Section 8.

              (ii) If by reason of any Third-Party Claim a lien, attachment, garnishment or execution is placed upon any of the property or assets of the Purchaser, the Indemnifying Party, if it desires to exercise its right to defend or prosecute such suit, shall furnish a satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.

          (d) Cooperation. The parties to this Agreement shall execute such
              -----------
powers of attorney as may be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

          (e) Offset.  The Purchaser shall have the right to offset any amounts
              ------
due it from the Indemnifying Party under the provisions of this Section 8 or any other provision of this Agreement, against any amounts that may be due hereunder or pursuant hereto to the Seller by the Purchaser.

     9    ADDITIONAL TERMS OF TERMINATION.
          --------------------------------

In addition to the provisions of Sections 6 and 7 hereof, this Agreement may be terminated before the Closing by mutual written agreement of the Boards of Directors of the corporate parties hereto and the individual parties hereto. In the event this Agreement is terminated as provided in this Section 9 or in Sections 6 or 7 hereof, this Agreement shall forthwith become wholly void and of no effect, except as to Sections 12(e) and 12(g) hereof, and there shall be no other liability hereunder on the part of any of the parties hereto or their respective directors, or officers.

    10    OBLIGATIONS AFTER THE CLOSING.
          -----------------------------

          (a) Distribution of Consideration. The Seller hereby covenants that
              -----------------------------
on and after the Closing, they shall pay and distribute any and all consideration paid by the Purchaser to the Seller pursuant hereto in accordance with all applicable laws and shall indemnify and hold the Purchaser harmless from any liability arising by virtue of any failure on the part of the Seller to comply in all respects with this covenant.

          (b) Forwarding of Correspondence and Payments. The Seller hereby
              -----------------------------------------
covenants that on and after the Closing, it shall forward to the Purchaser in a timely manner any correspondence and payments received by the Seller to the extent that such correspondence or payments pertain to the Assets purchased and sold pursuant to this Agreement, or pertain to the liabilities or obligations assumed by the Purchaser under this Agreement. The Seller further covenants that whenever requested it shall endorse all checks representing payments described in this Section 10(c) to the order of the Purchaser, or such party as may be the legal successor in interest to the Purchaser.

          (c) Post Closing Access to Financial Records. Although most financial
              ----------------------------------------
records with respect to the Seller's business are to be transferred to the Purchaser at the Closing, certain financial records concerning the Seller may remain with the Seller, or its respective agents. There may be circumstances from time to time hereafter, whether in connection with the preparation of historical audited financial statements or otherwise, where the Purchaser may need to have access to the financial records retained by the Seller, or its respective agents. The Seller agrees to provide to the Purchaser and its counsel, accountants and other representatives full access during normal business hours for inspection of such financial records as the Purchaser or its counsel or accountants may from time to time reasonably request.

     11   RESTRICTIVE COVENANTS.
          ----------------------

          (a) Noncompetition. For a period of two (2) years from and after the
              ---------------
Closing Date, the Seller and any affiliate (as that term is defined under the Securities Act of 1933) of the Seller shall not, directly or indirectly, within a 100 mile radius from any the current offices of the Purchaser or within a 100 mile radius from the current offices of the Seller (collectively, the "Protected Territory"), enter into, engage in, be employed by or consult with any business involved in (i) the sale of any product or service currently offered by the Seller or in development by the Seller, (ii) the sale or licensing of software used in connection with the administration of health care claims and/or the operation of a health care delivery business; or (iii) the providing of maintenance and repair services to computer systems installed and/or operated by businesses engaged in the administration of health care claims and/or providing health care services and/or businesses engaged in providing computer services to such businesses, whether as an independent contractor, partner or joint venturer, or as an officer, director, stockholder, agent, employee or salesman for any person, firm, partnership, corporation or other entity engaged in such businesses (collectively, the "Protected Business").

          (b) Nonsolicitation of Customers/Students. For a period of two (2)
              --------------------------------------
years from and after the Closing Date, the Seller and any affiliate of the Seller, each agree that they will refrain from soliciting and will not (either directly or indirectly, as an independent contractor, employee, consultant, agent, partner or joint venturer, or as an officer, director, stockholder, agent or employee of any firm, person, partnership or corporation, or otherwise) solicit any customers/students of the Purchaser or any former customers/students of the Seller, to engage the services of or buy products from the Seller, or any affiliate of the Seller.

          (c) Nonsolicitation of Employees. For a period of two years from and
              -----------------------------
after the Closing Date, the Seller agrees that it will refrain from soliciting and will not (either directly or indirectly, and whether as independent contractor, employee, consultant, agent, partner or joint venturer, or as an officer, director, stockholder, agent or employee of any firm, person, partnership or corporation, or otherwise) solicit former employees of the Seller or any employees of the Purchaser to leave the service of their employer.

          (d) Extension. The period of time during which the Seller is bound by
              ----------
the restrictive covenants set forth in this Section 11 shall be extended by any length of time during which the Seller is in breach of any restrictive covenant set forth in this Section 11.

          (e) Enforcement. It is agreed and understood by and among the parties
              ------------
to this Agreement that the restrictive covenants set forth in Sections 11(a) through 11(c) are each individually essential elements of this Agreement and that, but for the agreement of the Seller to comply with such covenants, the Purchaser would not have agreed to enter into this Agreement. Such covenants of the Seller shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action of either the Seller against the Purchaser, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Purchaser of such restrictive covenants.

              (i) It is agreed by the parties to this Agreement that if any portion of the restrictive covenants set forth in Sections 11(a) through 11(c) is held to be unreasonable, arbitrary or against public policy, then each such covenant or provision shall be considered divisible both as to time and geographical area, with each month of a specified period being deemed a separate period of time and each mile within the Protected Territory being deemed a separate geographical area, it being the intention of the parties that a lesser period of time or geographical area shall be enforced so long as the same is not unreasonable, arbitrary or against public policy. The parties to this Agreement agree that, in the event any court of competent jurisdiction determines that a specified time period or a specified geographical area is unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against the Seller.

              (ii) The parties hereto agree that damages at law will be an insufficient remedy to the Purchaser in the event that the restrictive covenants of Sections 11(a) through 11(c) are violated and that, in addition to any remedies or rights that may be available to the Purchaser, the Purchaser shall also be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Section 11.



     12   GENERAL.
          -------

          (a) No Brokers. Each of the parties to this Agreement represents and
              ----------
warrants, each to the others, that it has not utilized the services of any finder, broker or agent. Each of the parties agrees to indemnify the other parties against and hold them harmless from any and all liabilities to any person, firm or corporation claiming any broker's or finder's fee or commission of any kind on account of services rendered on behalf of such corporation in connection with the transactions contemplated by this Agreement.

          (b) Survival of Representations, Warranties, Etc. Each of the parties
              --------------------------------------------
to this Agreement covenants and agrees that its representations, warranties, covenants, statements and agreements contained in this Agreement and the exhibits hereto and any document delivered in connection herewith shall survive the Closing Date.

          (c) Waivers. No action taken pursuant to this Agreement, including
              -------
any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, therein and in any document delivered in connection herewith or therewith. The waiver by any party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          (d) Specific Performance, Remedies. The parties to this Agreement
              ------------------------------
acknowledge that the performance of their respective obligations hereunder is essential to the consummation of the transactions contemplated by this Agreement. Each of them further acknowledges that the Assets are unique and that no party will have an adequate remedy at law if any other party fails to perform its or his obligations hereunder. In such event, each party shall have the right, in addition to any other rights it may have, to compel specific performance of this Agreement.

          (e) Expenses. Each of the parties to this Agreement shall pay its own
              --------
expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts. Cash expenses of the Seller incurred in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby are specifically agreed to be liabilities that will not be assumed by the Purchaser pursuant to this Agreement.

          (f) Press Releases. The Purchaser and the Seller shall consult with
              --------------
each other and shall mutually agree as to the form and substance of any press release or other public disclosure of matters related to this Agreement prior to the distribution or documentation of any such release; provided however, that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law.

          (g) Confidentiality. If the transactions contemplated by this
              ---------------
Agreement are not consummated, then each of the parties to this Agreement agrees to keep confidential and shall not use for its own benefit any of the information (unless in the public domain) obtained from any other party and shall promptly return to such other parties all schedules, documents or other written information (without retaining copies thereof) previously obtained from such other parties.

          (h) Notices. All notices, requests, demands and other communications
              -------
which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; the day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, postage prepaid. In each case notice shall be sent to the parties at the addresses set forth on Exhibit P.

          (i) Entire Agreement; Amendment. This Agreement (including the
              ----------------------------
exhibits hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties to this Agreement) constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the parties to this Agreement with respect to the subject matter hereof. This Agreement may not be modified or otherwise amended except by an instrument in writing executed by the parties to this Agreement.

          (j) Assignability. This Agreement shall not be assignable by any of
              -------------
the parties to this Agreement without the prior written consent of all other parties to this Agreement.

          (k) Venue; Process. The parties to this Agreement agree that
              --------------
jurisdiction and venue of any action brought pursuant to this Agreement, to enforce the terms hereof or otherwise with respect to the relationships between the parties created or extended pursuant hereto, shall properly lie in Illinois. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such Court shall constitute valid and lawful service of process against them, without the necessity for service by any other means otherwise provided by statute or rule of Court.

          (l) Further Assurances. The parties to this Agreement will execute
              ------------------
and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as the Purchaser or its counsel may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

          (m) Counterparts. This Agreement may be executed in several
              ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (n) Section and Other Headings. The section and other headings
              --------------------------
contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          (o) Governing Law. The validity, construction and enforcement of, and
              -------------
the remedies under, this Agreement shall be governed in accordance with the laws of the State of Illinois (except any choice of law provision of Illinois law shall not apply if the law of a state or jurisdiction other than Illinois would apply thereby).

     IN WITNESS WHEREOF, this Agreement has been signed by the individual parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal by the Secretary of each of the corporate parties hereto, all on the date first above written.

ATTEST:                       JOHN MARSHALL LAW SCHOOL, INC.,
                              a Delaware Corporation

                              ______________________________
(CORPORATE SEAL)

By:__________________         ______________________________
       Secretary                        President





ATTEST:                       JOHN MARSHALL LAW SCHOOL, INC.
                              a Georgia Not-for-Profit Corporation

(CORPORATE SEAL)              ______________________________


By:__________________         ______________________________
       Secretary                        President

EXHIBITS


A    Assets

B    Excluded Assets

C    Assumed Liabilities

D    Allocation of Purchase Price

E    Seller's Addresses and Trade Names

F    Leases

G    Contracts

H    Owned Software

I    Licensed Software

J    Employee Bonus, Stock Option, Pension Plans, etc.

K    Tradenames, Trademarks, Patents, Patents Pending

L    Financial Statements

M    Approvals and Consents

N    Compensation

O    Seller's Counsel Opinion

P    Notice